EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective December 7, 2015 (the “Effective Date”) by and between Ross Stores, Inc., a Delaware corporation, and Brian Morrow (the “Executive”). References herein to the “Company” shall mean Ross Stores, Inc. and, where appropriate, Ross Stores, Inc. and each and any of its divisions, affiliates or subsidiaries.
RECITALS
A.    The Company wishes to employ the Executive, and the Executive is willing to accept such employment, as President and Chief Merchandising Officer.
B.    It is now the mutual desire of the Company and the Executive to enter into a written employment agreement to govern the terms of the Executive’s employment by the Company as of and following the Effective Date on the terms and conditions set forth below.
TERMS AND CONDITIONS
In consideration for the promises of the parties set forth below, the Company and the Executive hereby agree as follows:
1.Term. Subject to the provisions of Section 6 of this Agreement, the term of employment of the Executive by the Company under this Agreement (the “Term of Employment”) shall be as follows:
(a)    Initial Term. The initial Term of Employment of the Executive by the Company under this Agreement shall begin on the Effective Date and end on March 31, 2019 (the “Initial Term”), unless extended or terminated earlier in accordance with this Agreement.
(b)    Renewal Term. Subject to the provisions for early termination set forth in Section 6, below, unless the Company has delivered written notice of such party's intent to continue this Agreement (an "Extension Notice") not less than one hundred eighty (180) days prior to the expiration of the Initial Term, this Agreement shall terminate on the expiration of the Initial Term. If the Company timely provides an Extension Notice, the Initial Term automatically will be extended by such additional period of time set forth in the Extension Notice (each an "Extension"). The Initial Term, together with any Extensions, if applicable, shall be the Term of Employment.
2.    Position and Duties. During the Term of Employment, the Executive shall serve as President and Chief Merchandising Officer. During the Term of Employment, the Executive may engage in outside activities provided (i) such activities (including but not limited to membership on boards of directors of not-for-profit and for-profit organizations) do not conflict with the Executive’s duties and responsibilities hereunder and (ii) the Executive obtains written approval from the Company’s Chief Executive Officer of any significant outside business activity in which the Executive plans to become involved, whether or not such activity is pursued for profit.

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3.    Principal Place of Employment. The Executive shall be employed at the Company’s offices in New York, NY, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations of the Executive’s position.
4.    Compensation and Related Matters.
(a)    Salary. During the Term of Employment, the Company shall pay to the Executive a salary at a rate of not less than Nine Hundred Twenty Five Thousand Dollars ($925,000) per annum. The Executive’s salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices applicable to senior executives. Subject to the first sentence of this Section 4(a), the Executive’s salary may be adjusted from time to time in accordance with normal business practices of the Company.
(b)    Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual bonus paid under the Company’s existing incentive bonus plan under which the Executive is eligible (which is currently the Incentive Compensation Plan) or any replacement plan that may subsequently be established and in effect during the Term of Employment. The current target annual bonus the Executive is eligible to earn upon achievement of 100% of all applicable performance targets under such incentive bonus plan is 90% of the Executive’s then effective annual salary rate. Annual bonuses are not earned until the date any such bonus is paid in accordance with the terms of the applicable bonus plan. As such, the Executive’s termination for Cause or Voluntary Termination (as described in Sections 6(c) and 6(f), respectively) prior to the Company’s payment of the bonus for a fiscal year of the Company will cause the Executive to be ineligible for any annual bonus for that fiscal year or any pro-rata portion of such bonus.
(c)    Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all other reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
(d)     Benefits. During the Term of Employment, the Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in which senior executives of the Company are eligible to participate. The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other similarly situated senior executive of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its senior executives, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus otherwise payable under this Agreement.

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(e)    Vacations. During the Term of Employment, the Executive shall be entitled to twenty vacation days in each calendar year, determined in accordance with the Company’s vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive’s termination of employment with the Company, shall be promptly paid to the Executive at their then-current value, based on the Executive’s daily salary rate at the time of the Executive’s termination of employment.
(f)    Services Furnished. The Company shall furnish the Executive with office space and such services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties during the Term of Employment.
5.    Confidential Information and Intellectual Property.
(a)    Other than in the performance of the Executive’s duties hereunder, the Executive agrees not to use in any manner or disclose, distribute, publish, communicate or in any way cause to be used, disclosed, distributed, published, or communicated in any way or at any time, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any Confidential Information (as defined below) obtained while in the employ of the Company.
(b)    Confidential Information includes any written or unwritten information which relates to and/or is used by the Company or its subsidiaries, affiliates or divisions, including, without limitation: (i) the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the Company; (ii) customer and supplier contracts and transactions or price lists of the Company and suppliers; (iii) methods of distribution; (iv) all agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information; (v) data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, and other policy and procedure manuals or handbooks; (vi) supplier information, tax records, personnel histories and records, sales information and property information; (vii) information regarding the present or future phases of business; (viii) ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries, trade secrets, and developments; (ix) all computer software licensed or developed by the Company or its subsidiaries, affiliates or divisions, computer programs, computer-based and web-based training programs, and systems; and (x) finances and financial information. However, Confidential Information will not include information of the Company or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of the Executive, (2) has been or is disclosed by the Company or its subsidiaries, affiliates or divisions without restriction on its use, or (3) has been or is required or specifically permitted to be disclosed by law or governmental order or regulation. The Executive agrees that, if there is any reasonable doubt whether an item is public knowledge, the Executive will not regard the item as public knowledge until and unless the Company’s CEO confirms to the Executive that the information is public knowledge.

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(c)    The provisions of this Section 5 shall not preclude the Executive from disclosing such information to the Executive's professional tax advisor or legal counsel solely to the extent necessary to the rendering of their professional services to the Executive if such individuals agree to keep such information confidential.
(d)    The Executive agrees that upon leaving the Company’s employ the Executive will remain reasonably available to answer questions from Company officers regarding the Executive’s former duties and responsibilities and the knowledge the Executive obtained in connection therewith.
(e)    The Executive agrees that upon leaving the Company's employ the Executive will not communicate with, or give statements to, any member of the media (including print, television, radio or social media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company. The Executive further agrees to notify the CEO or his or her designee immediately after being contacted by any member of the media with respect to any matter affected by this section.
(f)    The Executive agrees that all information, inventions and discoveries, whether or not patented or patentable, made or conceived by the Executive, either alone or with others, at any time while employed by the Company, which arise out of such employment or is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by the Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and the Executive shall not seek a patent with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information the Executive possesses with regard to possible applications and uses. Further, at the request of the Company, and without expense or additional compensation to the Executive, the Executive agrees to execute such documents and perform such other acts as the Company deems necessary to obtain patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such Intellectual Property and all patent applications and patents relating thereto.
(g)    The Executive and the Company agree that the Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by the Executive in the course of the Executive’s employment with the Company will be works for hire within the meaning of such copyright law.
(h)    Upon termination of the Executive’s employment, or at any time upon request of the Company, the Executive will return to the Company all Confidential Information and Intellectual Property, in any form, including but not limited to letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes, disks, recordings, documents, and all copies thereof.

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6.    Termination. The Executive’s employment may be terminated during the Term of Employment only as follows:
(a)    Death. The Executive’s employment shall terminate upon the Executive’s death.
(b)    Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for the entire period of six consecutive months, and, within thirty days after written notice of termination is given by the Company (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Executive’s employment shall terminate. For purposes of this Agreement, the term “Disability” shall have the same meaning as ascribed to such term under the Company's long-term disability plan in which Executive is participating; provided that in the absence of such plan (or the absence of Executive's participation in such plan), Disability shall mean Executive’s inability to substantially perform his or her duties hereunder due to a medically determinable physical or mental impairment which has lasted for a period of not less than one hundred twenty (120) consecutive days.
(c)    For Cause. The Company may terminate the Executive’s employment for Cause. For this purpose, “Cause” means the occurrence of any of the following (i) the Executive’s continuous failure to substantially perform the Executive’s duties hereunder (unless such failure is a result of a Disability as defined in Section 6(b)); (ii) the Executive’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the Executive’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the Executive as a result of which the Company is required to prepare an accounting restatement; (v) the Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Executive’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the Executive which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the Executive of the provisions of Section 9 [Certain Employment Obligations] of this Agreement; or (viii) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs the Executive’s ability to perform his or her duties with the Company. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate the Executive for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty days of the Company’s learning of such act or acts or failure or failures to act.
(d)    Without Cause. The Company may terminate the Executive’s employment at any time Without Cause. A termination “Without Cause” is a termination by the Company of the Executive’s employment with the Company for any reasons other than the death or Disability of

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the Executive or the termination by the Company of the Executive for Cause as described in Section 6(c).
(e)    Termination by the Executive for Good Reason.
(i)    Termination Not in Connection with a Change in Control. At any time during the Term of Employment, other than within the period commencing one month prior to and ending twelve months following a Change in Control (as defined below in Section 8(e)(ii)), the Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if, within sixty days after receipt of written notice to the Company by the Executive of the occurrence of one or more of the following conditions, any of the following conditions have not been cured: (i) a failure by the Company to comply with any material provision of this Agreement (including but not limited to the reduction of the Executive’s salary or the target annual bonus opportunity set forth in Section 4(b)); (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive; provided, that the Executive’s employment may be transferred, assigned, or re-assigned to or within Ross Stores, Inc., or a division or business chain (e.g., Ross Dress for Less or dd’s DISCOUNTS), affiliate, or subsidiary of Ross Stores, Inc.; the division or business chain, affiliate or subsidiary with respect to which the Executive is performing services may be reorganized; and the Executive’s direct reports or the person or title of the person to whom the Executive reports may be changed; and no such transfer, assignment, re-assignment, reorganization or change shall constitute “Good Reason” for the Executive’s termination of employment under this Section 6(e)(i); or (iii) the relocation of the Executive’s Principal Place of Employment as described in Section 3 to a location that increases the regular one-way commute distance between the Executive’s residence and Principal Place of Employment by more than 25 miles without the Executive’s prior written consent. In order to constitute a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty days of the initial existence of the condition, and in the event such condition is cured by the Company within sixty days from its receipt of such written notice, the termination shall not constitute a termination for Good Reason.
(ii)    Termination in Connection with a Change in Control. Within the period commencing a month prior to and ending twelve months following a Change in Control, the Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if, within sixty days after receipt of written notice to the Company by the Executive of the occurrence of one or more of the following conditions, any of the following conditions have not been cured: (i) a failure by the Company to comply with any provision of this Agreement (including, but not limited to, the reduction of the Executive’s salary, the target annual bonus opportunity or any other incentive opportunity, in each case, as of immediately prior to the Change in Control); (ii) a change in title, the nature or scope of the authority, power, function, responsibilities, reporting relationships or duty attached to the position which the Executive currently maintains without the express written consent of the Executive; (iii) the relocation of the Executive’s Principal Place of Employment as described in Section 3 to a location that increases

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the regular one-way commute distance between the Executive’s residence and Principal Place of Employment by more than 25 miles without the Executive’s prior written consent; (iv) a change in the benefits to which the Executive is entitled to immediately prior to the Change in Control; or (v) the failure of the Company to assign this Agreement to any successor to the Company. In order to constitute a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty days of the initial existence of the condition, and in the event such condition is cured by the Company within sixty days from its receipt of such written notice, the termination shall not constitute a termination for Good Reason.
(f)    Voluntary Termination. The Executive may voluntarily resign from the Executive’s employment with the Company at any time (a “Voluntary Termination”). A voluntary resignation from employment by the Executive for Good Reason pursuant to Section 6(e) shall not be deemed a Voluntary Termination.
(g)    Non-Renewal Termination. If the Company does not provide Executive an Extension Notice in accordance with Section 1(b), this Agreement shall automatically expire at the end of the then current Term of Employment (a “Non-Renewal Termination”).
7.    Notice and Effective Date of Termination.
(a)    Notice. Any termination of the Executive’s employment by the Company or by the Executive during the Term of Employment (other than as a result of the death of the Executive or a Non-Renewal Termination described in Section 6(g)) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and, except in the case of termination Without Cause and Voluntary Termination as described in Sections 6(d) and 6(f), respectively, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.
(b)    Date of Termination. The date of termination of the Executive’s employment shall be:
(i)    if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death;
(ii)    if the Executive’s employment is terminated due to Disability pursuant to Section 6(b), the date of termination shall be the last to occur of the 31st day following delivery of the notice of termination to the Executive by the Company or the end of the consecutive six-month period referred to in Section 6(b);
(iii)    if the Executive’s employment is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party or, in the event of the Company’s termination of the Executive, such date as the Company may specify in such notice; and

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(iv)    if the Agreement expires pursuant to a Non-Renewal Termination described in Section 6(g), the parties’ employment relationship shall terminate on the last day of the then current Term of Employment without any notice.

8.    Compensation and Benefits Upon Termination.
(a)    Termination Due To Disability, Without Cause or For Good Reason. If the Executive’s employment terminates pursuant to Section 6(b) [Disability], Section 6(d) [Without Cause], or Section 6(e)(i) [Termination by Executive for Good Reason Not in Connection with a Change in Control], then, subject to Section 22 [Compliance with Section 409A], in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the compensation and benefits set forth in Sections 8(a)(i) through (vii), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered to the Company a general release of claims against the Company and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents, successors and assigns in the current form approved by the Company and attached as Exhibit A (subject to any amendments required by law or regulation) (the “Release”), and (ii) the Release has become irrevocable:
(i)    Salary. Commencing on the sixtieth day after the date of the Executive's termination of employment, the Company shall continue to pay to the Executive the Executive’s salary, at the rate in effect immediately prior to such termination of employment, through the remainder of the Term of Employment then in effect; provided, however, that any such salary otherwise payable during the 60-day period immediately following the date of such termination of employment shall be paid to the Executive sixty days following such termination of employment.
(ii)    Bonus. The Company shall continue to pay to the Executive an annual bonus through the remainder of the Term of Employment then in effect; provided, however, that the amount of the annual bonus determined in accordance with this Section 8(a) (ii) for the fiscal year of the Company in which such Term of Employment ends shall be prorated on the basis of the number of days of such Term of Employment occurring within such fiscal year. The amount of each annual bonus payable pursuant to this Section 8(a)(ii), prior to any proration, shall be equal to the annual bonus that the Executive would have earned had no such termination under Section 8(a) occurred, contingent on the relevant annual bonus plan performance goals for the respective year having been obtained. However, in no case shall any such post-termination annual bonus exceed 100% of the Executive's target bonus for the fiscal year of the Company in which the Executive's termination of employment occurs. Such bonuses shall be paid on the later of the date they would otherwise be paid in accordance with the applicable Company bonus plan or sixty days after the date of the Executive's termination of employment.
(iii)    Stock Options. Stock options granted to the Executive by the Company and which remain outstanding immediately prior to the date of termination of the

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Executive’s employment, as provided in Section 7(b), shall remain outstanding until and shall immediately become vested in full upon the Release becoming irrevocable.
(iv)    Restricted Stock. Shares of restricted stock granted to the Executive by the Company, according to the terms of the Ross Stores, Inc. Restricted Stock Agreement, which have not become vested as of the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested on a pro rata basis upon the Release becoming irrevocable. The number of such additional shares of restricted stock that shall become vested as of the date of the Executive’s termination of employment shall be that number of additional shares that would have become vested through the date of such termination of employment at the rate(s) determined under the vesting schedule applicable to such shares had such vesting schedule provided for the accrual of vesting on a daily basis (based on a 365 day year). The pro rata amount of shares vesting through the date of termination shall be calculated by multiplying the number of unvested shares scheduled to vest in each respective vesting year by the ratio of the number of days from the date of grant through the date of termination and the number of days from the date of grant through the original vesting date of the respective vesting tranche. Any shares of restricted stock remaining unvested after such pro rata acceleration of vesting shall automatically be reacquired by the Company in accordance with the provisions of the applicable restricted stock agreement, and the Executive shall have no further rights in such unvested portion of the restricted stock. In addition, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.
(v)    Performance Share Awards. On the Performance Share Vesting Date (as defined in the Executive's Notice of Grant of Performance Shares and Performance Share Agreement from the Company (collectively the "Performance Share Agreement")) next following the Executive's date of termination of employment, the number of Performance Shares that shall become Vested Performance Shares (as defined in the Performance Share Agreement) shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the date of the Executive’s termination of employment.
(vi)    Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive terminates employment pursuant to Sections 6(b), 6(d) or 6(e)(i) after the Performance Share Vesting Date, the vesting of all Unvested Common Shares (as defined in the Performance Share Agreement) issued in settlement of the Performance Share Award shall be accelerated in full effective as of the date of such termination.
(vii)    Health Care Coverage. The Company shall continue to provide Executive with medical, dental, vision and mental health care coverage at or equivalent to the level

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of coverage that the Executive had at the time of the termination of employment (including coverage for the Executive’s dependents to the extent such dependents were covered immediately prior to such termination of employment) for the remainder of the Term of Employment, provided, however that in the event such coverage may no longer be extended to Executive following termination of Executive’s employment either by the terms of the Company’s health care plans or under then applicable law, the Company shall instead reimburse Executive for the amount equivalent to the Company’s cost of substantially equivalent health care coverage to Executive under ERISA Section 601 and thereafter and Section 4980B of the Internal Revenue Code (i.e., COBRA coverage) for a period not to exceed the lesser of (A) 18 months after the termination of Executive’s employment or (B) the remainder of the Term of Employment, and provided further that (1) any such health care coverage or reimbursement for health care coverage shall cease at such time that Executive becomes eligible for health care coverage through another employer and (2) any such reimbursement shall be made no later than the last day of the calendar year following the end of the calendar year with respect to which such coverage or reimbursement is provided.
The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(a) except as set forth in Section 12.
(b)    Termination for Cause or Voluntary Termination. If the Executive’s employment terminates pursuant to Section 6(c) [For Cause] or Section 6(f) [Voluntary Termination], the Executive shall be entitled to receive only the salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment. Annual bonuses are not earned until the date any such bonus is paid in accordance with the terms of the applicable bonus plan. As such, the Executive shall not be entitled to any bonus not paid prior to the date of the Executive’s termination of employment, and the Executive shall not be entitled to any prorated bonus payment for the year in which the Executive’s employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock, performance share awards or other equity awards that were granted to the Executive by the Company that remain unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards. The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(b) except as set forth in Section 12.
(c)    Death. If the Executive’s employment terminates pursuant to Section 6(a) [Death], (i) the Executive’s designated beneficiary or the Executive’s estate shall be entitled to receive only the salary, expense reimbursements, benefits and accrued vacation earned by the Executive pursuant to Section 4 through the date of the Executive’s death; (ii) at the time payable under the applicable Company bonus plan, an annual bonus shall be paid to the Executive’s designated beneficiary or the Executive’s estate for the fiscal year of the Executive’s death based on the annual bonus that the Executive would have earned under the Company’s bonus plan for such fiscal year had the Executive not died, contingent on the relevant annual bonus plan performance goals for said year having been obtained, capped at 100% of the Executive’s target bonus for such

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fiscal year and pro-rated for the number of days the Executive is employed during such fiscal year until the Executive’s death; (iii) any restricted stock granted to the Executive at least 12 months before the date of the Executive’s death, and which remains unvested as of the date of the Executive’s death shall become fully vested as of such date of death and any restricted stock granted to the Executive by the Company within the 12-month period ending on the date of the Executive’s death that remains unvested as of the date of the Executive’s death shall automatically be forfeited and the Executive shall have no further rights with respect to such restricted stock; and (iv) the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to the Executive’s death.
(i)    Performance Share Awards. On the Performance Share Vesting Date next following the Executive's date of death, the number of Performance Shares that shall become Vested Performance Shares shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement, by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the Executive’s date of death.
(ii)    Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive dies after the Performance Share Vesting Date, the vesting of all Unvested Common Shares issued in settlement of the Performance Share Award shall be accelerated in full effective as of the date of such termination.
(d)    Non-Renewal Termination. If the Agreement expires as set forth in Section 6(g) [Non-Renewal Termination], then, subject to Section 22 [Compliance with Section 409A], in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the compensation set forth in Sections 8(d)(i) through (v), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered the Release to the Company, and (ii) the Release has become irrevocable:
(i)    Bonus. The Company shall pay the Executive an annual bonus for the fiscal year of the Company in which the date of the Executive’s termination of employment occurs, which shall be prorated for the number of days of such fiscal year that the Executive is employed by the Company. The amount of such annual bonus, prior to proration, shall be equal to the annual bonus that the Executive would have earned under the Company’s bonus plan for the fiscal year of the Company in which the Executive’s termination of employment occurs had the Executive remained in its employment, contingent on the relevant annual bonus plan performance goals for the year in which Executive terminates having been obtained. However, in no case shall any such post-termination annual bonus exceed 100% of the Executive's target bonus for the fiscal

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year of the Company in which the Executive's termination of employment occurs. Such bonus shall be paid on the later of the date they would otherwise be paid in accordance with the applicable Company bonus plan or sixty days after the date of the Executive's termination of employment.
(ii)    Stock Options. Stock options granted to the Executive by the Company and which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall remain outstanding until and shall immediately become vested in full upon the Release becoming irrevocable.
(iii)    Restricted Stock. Shares of restricted stock granted to the Executive by the Company which have not become vested as of the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested on a pro rata basis upon the Release becoming irrevocable. The number of such additional shares of restricted stock that shall become vested as of the date of the Executive’s termination of employment shall be that number of additional shares that would have become vested through the date of such termination of employment at the rate(s) determined under the vesting schedule applicable to such shares had such vesting schedule provided for the accrual of vesting on a daily basis (based on a 365-day year). The pro rata amount of shares vesting through the date of non-renewal shall be calculated by multiplying the number of unvested shares scheduled to vest in each respective vesting year by the ratio of the number of days from the date of grant through the date of non-renewal, and the number of days from the date of grant through the original vesting date of the respective vesting tranche. Any shares of restricted stock remaining unvested after such pro rata acceleration of vesting shall automatically be reacquired by the Company in accordance with the provisions of the applicable restricted stock agreement, and the Executive shall have no further rights in such unvested portion of the restricted stock. In addition, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.
(iv)    Performance Share Awards. On the Performance Share Vesting Date on or next following the Executive's date of termination of employment, the number of Performance Shares that shall become Vested Performance Shares shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement, by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the date of the Executive’s termination of employment.
(v)    Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive terminates employment pursuant to Section 6(g) after the Performance Share Vesting Date, the vesting of all Unvested Common Shares issued in settlement of the Performance Share Award shall be accelerated in full effective as of the date of such termination.

EXHIBIT 10.1

(e)    Special Change in Control Provisions.
(i)    Termination of Employment in Connection with a Change in Control. If the Executive’s employment is terminated either by the Company Without Cause (as defined in Section 6(d)) or by the Executive for Good Reason (as defined in Section 6(e)(ii)), in either case within the period commencing one month prior to and ending twelve months following a Change in Control, then, subject to Section 22 [Compliance with Section 409A], the Executive shall be entitled to the compensation and benefits set forth in Sections 8(e)(i)(a) through (e) (in addition to any other payments or benefits provided under this Agreement), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered the Release to the Company, and (ii) the Release has become irrevocable:
a.    Salary. The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s then-current annual base salary, which shall be paid to the Executive sixty days following such termination of employment. The payment under this Section 8(e)(i)(a) shall take the place of any payment under Section 8(a)(i) and the Executive shall not be entitled to receive a payment under Section 8(a)(i) if the Executive is entitled to a payment under this Section 8(e)(i)(a).
b.    Bonus. The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s target annual bonus for the Company’s fiscal year then in effect on the date termination of employment occurs, which shall be paid to the Executive sixty days following such termination of employment. The payment under this Section 8(e)(i)(b) shall take the place of any payment under Section 8(a)(ii) and the Executive shall not be entitled to receive a payment under Section 8(a)(ii) if the Executive is entitled to a payment under this Section 8(e)(i)(b).
c.    Equity. All shares of restricted stock granted to the Executive by the Company shall become vested in full upon the termination. Additionally, if the termination occurs prior to the Performance Share Vesting Date, the vesting of 100% of the Target Number of Performance Shares shall be accelerated and such Performance Shares shall be deemed Vested Performance Shares effective as of the date of the termination. The vesting of all Unvested Common Shares issued in settlement of the Performance Share Award shall be accelerated in full effective as of the date of such termination. Except as set forth in this Section 8(e)(i)(c), the treatment of stock options, performance share awards and all other equity awards granted to the Executive by the Company that remain outstanding immediately prior to the date of such Change in Control shall be determined in accordance with their terms.
d.    Estate Planning. The Executive shall be entitled to reimbursement of the Executive’s estate planning expenses (including attorneys’ fees) on the same basis, if any, as to which the Executive was entitled to such reimbursements immediately prior to such termination of employment for the remainder of the Term of Employment then in effect.
e.    Health Care Coverage. The Company shall continue to provide Executive with medical, dental, vision and mental health care coverage at or equivalent

EXHIBIT 10.1

to the level of coverage which the Executive had at the time of the termination of employment (including coverage for the Executive’s dependents to the extent such dependents were covered immediately prior to such termination of employment) for the remainder of the Term of Employment; provided, however that in the event such coverage may no longer be extended to Executive following termination of Executive’s employment either by the terms of the Company’s health care plans or under then applicable law, the Company shall instead reimburse Executive for Executive’s cost of substantially equivalent health care coverage available to Executive under ERISA Section 601 and thereafter and Section 4980B of the Internal Revenue Code (i.e., COBRA coverage) for a period not to exceed 18 months after the termination of Executive’s employment; and provided further that (1) any such health care coverage or reimbursement for health care coverage shall cease at such time that Executive becomes eligible for health care coverage through another employer and (2) any such reimbursement shall be made by the last day of the calendar year following the end of the calendar year with respect to which such coverage or reimbursement is provided.
(ii)    Change in Control Defined. A “Change in Control” shall be deemed to have occurred if: (1) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire during the twelve-month period ending on the date of the most recent acquisition by such person or group, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that constitutes 35% or more of the total voting power of the stock of the Company or any successor to the Company; (2) a merger in which the Company is a party pursuant to which any person or such group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (provided such person or group held not more than 50% of the total fair market value and total voting power of the stock of the Company prior to such merger); or (3) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).
(iii)    Excise Tax - Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 8(e)(iv), such Payments shall be either (1) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (2) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject

EXHIBIT 10.1

to the Excise Tax. If Executive’s payments or benefits are delivered to a lesser extent in accordance with this clause (2) above, then Executive’s aggregate benefits shall be reduced in the following order: (i) cash severance pay that is exempt from Section 409A; (ii) any other cash severance pay; (iii) reimbursement payments under Section 4(c), above; (iv) any restricted stock; (v) any equity awards other than restricted stock and stock options; and (vi) stock options. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. In the event that this Section 8(e)(iii) applies, then based on the information provided to Executive and the Company by Independent Advisor, Executive may, in Executive’s sole discretion and within thirty days of the date on which Executive is provided with the information prepared by Independent Advisor, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Advisor in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(e)(iv) hereof shall apply, and the enforcement of Section 8(e)(iv) shall be the exclusive remedy to the Company.
(iv)    Adjustments. If, notwithstanding any reduction described in Section 8(e)(iii) (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section, Executive shall pay the Excise Tax.

(v)    Acquirer Does Not Assume Performance Share Award. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or

EXHIBIT 10.1

other business entity or parent thereof, as the case may be (the “Acquirer”), may, without the consent of the Executive, assume or continue in full force and effect the Company’s rights and obligations under a Performance Share Award or substitute for the Award a substantially equivalent award for the Acquirer’s stock. For purposes of this Section, a Performance Share Award shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the applicable Company incentive plan and this Agreement, for each Performance Share or Unvested Common Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. Notwithstanding any other provision of this Agreement to the contrary, if the Acquirer elects not to assume, continue or substitute for the outstanding Performance Share Awards in connection with a Change in Control prior to the Performance Share Vesting Date, (i) the vesting of 100% of the target number of Performance Shares shall be accelerated and such Performance Shares shall be deemed Vested Performance Shares and one Vested Common Share shall be issued to the Executive for each such Vested Performance Share immediately prior to the Change in Control and (ii) the vesting of any Unvested Common Shares issued in settlement of Performance Share Awards shall be accelerated in full effective immediately prior to the Change in Control, provided that the Executive’s employment with the Company has not terminated immediately prior to the Change in Control. The vesting of Performance Shares and settlement of Awards that were permissible solely by reason of this Section shall be conditioned upon the consummation of the Change in Control.

(vi)    Acquirer Does Not Assume Restricted Stock Award. In the event of a Change in Control, the Acquirer, may, without the consent of the Executive, assume or continue in full force and effect the Company’s rights and obligations under a Restricted Stock Award or substitute for the Award a substantially equivalent award for the Acquirer’s stock. For purposes of this Section, a Restricted Stock Award shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the applicable Company incentive plan and this Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. Notwithstanding any other provision of this Agreement to the contrary, if the Acquirer elects not to assume, continue or substitute for the outstanding Stock Award in connection with a Change in Control, the vesting of the Shares shall be accelerated in full effective immediately prior to the Change in Control, provided that the Executive’s employment with the Company has not terminated immediately prior to the Change in Control. The vesting of Shares and settlement of Awards that were permissible solely by reason of this Section shall be conditioned upon the consummation of the Change in Control.

9.    Certain Employment Obligations.
(a)    Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the

EXHIBIT 10.1

Executive will use and have access to some of the Company’s proprietary and valuable Confidential Information during the course of the Executive’s employment; (iii) the Confidential Information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if the Executive competes with the company in violation of this Agreement; (v) the Company will suffer substantial damage which will be difficult to compute if, the Executive solicits or interferes with the Company’s employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vii) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.
(b)    Non-Compete.
(i)    During the Term of Employment and for a period of 24 months following the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, management, operation, control of, or otherwise become involved with, any Competing Business, nor shall the Executive undertake any planning to engage in any such activity, without the Company’s written consent.
For purposes of this Agreement, a Competing Business shall mean any of the following: (1) any off-price retailer including, without limitation, Burlington Stores, Inc., The TJX Companies, Inc., and Stein Mart, Inc.; (2) Macy’s, Inc.; and (3) any affiliates, subsidiaries or successors of the businesses identified above.

(ii)    Section 9(b)(i) shall not prohibit the Executive from making any investment of 1% or less of the equity securities of any publicly-traded corporation which is considered to be a Competing Business.
(c)    Non-Solicitation of Employees. During the Term of Employment and for a period of 24 months following the Executive’s termination of that employment with the Company, the Executive shall not, without the written permission of the Company or an affected affiliate, directly or indirectly (i) solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed by the Company or was employed by the Company during the 6-month period prior to such solicitation, employment, or retainer; (ii) encourage any such person not to devote his or her full business time to the Company; or (iii) agree to hire or employ any such person.
(d)    Non-Solicitation of Third Parties. During the Term of Employment and for a period of 24 months following the Executive’s termination of employment with the Company, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, suppliers, sales representatives,

EXHIBIT 10.1

lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.
(e)    Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or criticize the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive’s employment or thereafter.
10.     Company Remedies for Executive’s Breach of Certain Obligations.
(a)    The Executive acknowledges and agrees that in the event that the Executive breaches or threatens to breach Sections 5 or 9 of this Agreement, all compensation and benefits otherwise payable pursuant to this Agreement and the vesting and/or exercisability of all stock options, restricted stock, performance shares and other forms of equity compensation previously awarded to the Executive, notwithstanding the provisions of any agreement evidencing any such award to the contrary, shall immediately cease.
(b)    The Company shall give prompt notice to the Executive of its discovery of a breach by the Executive of Sections 5 or 9 of this Agreement. If it is determined by a vote of not less than two-thirds of the members of the Board that the Executive has breached Section 9 of this Agreement and has not cured such breach within ten business days of such notice, then:
(i)the Executive shall forfeit to the Company (A) all stock options, stock appreciation rights, performance shares and other equity compensation awards (other than shares of restricted stock, restricted stock units or similar awards) granted to the Executive by the Company which remain outstanding and unexercised or unpaid as of the date of such determination by the Board (the “Breach Determination Date”) and (B) all shares of restricted stock, restricted stock units and similar awards granted to the Executive by the Company which continue to be held by the Executive as of the Breach Determination Date to the extent that such awards vested during the Forfeiture Period (as defined below); and
(ii)    the Executive shall pay to the Company all gains realized by the Executive upon (A) the exercise by or payment in settlement to the Executive on and after the commencement of the Forfeiture Period of stock options, stock appreciation rights, performance shares and other equity compensation awards (other than shares of restricted stock, restricted stock units or similar awards) granted to the Executive by the Company and (B) the sale on and after the commencement of the Forfeiture Period of shares or other property received by the Executive pursuant to awards of restricted stock, restricted stock units or similar awards granted to the Executive by the Company and which vested during the Forfeiture Period.
(c)    For purposes of this Section, the gain realized by the Executive upon the exercise or payment in settlement of stock options, stock appreciation rights, performance shares and other equity compensation awards shall be equal to (A) the closing sale price on the date of exercise or settlement (as reported on the stock exchange or market system constituting the principal market

EXHIBIT 10.1

for the shares subject to the applicable award) of the number of vested shares issued to the Executive upon such exercise or settlement, reduced by the purchase price, if any, paid by the Executive to acquire such shares, or (B) if any such award was settled by payment in cash to the Executive, the gain realized by the Executive shall be equal to the amount of cash paid to the Executive. Further, for purposes of this Section, the gain realized by the Executive upon the sale of shares or other property received by the Executive pursuant to awards of restricted stock, restricted stock units or similar awards shall be equal to the gross proceeds of such sale realized by the Executive. Gains determined for purposes of this Section shall be determined without regard to any subsequent increase or decrease in the market price of the Company’s stock or taxes paid by or withheld from the Executive with respect to such transactions.
(d)    For the purposes of this Section, the “Forfeiture Period” shall be the period ending on the Breach Determination Date and beginning on the earlier of (A) the date six months prior to the Breach Determination Date or (B) the business day immediately preceding the date of the Executive’s termination of employment with the Company.
(e)    The Executive agrees to pay to the Company immediately upon the Breach Determination Date the amount payable by the Executive to the Company pursuant to this Section.
(f)    The Executive acknowledges that money will not adequately compensate the Company for the substantial damages that will arise upon the breach or threatened breach of Sections 5 or 9 of this Agreement and that the Company will not have any adequate remedy at law. For this reason, such breach or threatened breach will not be subject to the arbitration clause in Section 19; rather, the Company will be entitled, in addition to other rights and remedies, to specific performance, injunctive relief, and other equitable relief to prevent or restrain such breach or threatened breach. The Company may obtain such relief from an arbitrator pursuant to Section 19 hereof, or by simultaneously seeking arbitration under Section 19 and a temporary injunction from a court pending the outcome of the arbitration. It shall be the Company’s sole and exclusive right to elect which approach to use to vindicate its rights. The Executive further agrees that in the event of a breach or threatened breach, the Company shall be entitled to obtain an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach, without posting a bond or having to prove irreparable harm or damages, and to obtain all costs and expenses, including reasonable attorneys’ fees and costs. In addition, the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants in this Agreement.
(g)    Recoupment. Executive hereby understands and agrees that the Executive is subject to the Company’s recoupment policy. Under the current policy applicable to the Company’s senior executives, subject to the discretion and approval of the Board, the Company may, to the extent permitted by governing law, require reimbursement of any cash payments and reimbursement and/or cancellation of any Performance Share or Common Shares issued in settlement of a Performance Share to the Executive where all of the following factors are present: (1) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (2) the Board determines that the Executive

EXHIBIT 10.1

engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (3) a lower award would have been made to the Executive based upon the restated financial results. In each instance, the Company may seek to recover the Executive’s entire gain received by the Executive within the relevant period, plus a reasonable rate of interest.
11.     Exercise of Stock Options Following Termination. If the Executive's employment terminates, Executive (or the Executive's estate) may exercise the Executive's right to purchase any vested stock under the stock options granted to Executive by the Company as provided in the applicable stock option agreement or Company plan. All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.
12.     Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement and applicable law to the Executive’s beneficiary pursuant to a written designation of beneficiary, or, if there is no effective written designation of beneficiary by the Executive, to the Executive’s estate.
13.     Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the Term of Employment under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other officers covered thereby. The Company’s obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
14.     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Brian Morrow
Ross Stores, Inc.
1372 Broadway, 10th Floor
New York, NY 10018

If to the Company:	Ross Stores, Inc.
5130 Hacienda Drive
Dublin, CA 94568-7579
Attention: General Counsel

EXHIBIT 10.1

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15.     Complete Agreement; Modification, Waiver; Entire Agreement. This Agreement, along with any compensation and benefits summary, stock option, restricted stock, performance share or other equity compensation award agreements between the parties, represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties, including any prior employment agreement or similar agreement between the parties, except those relating to repayment of signing and related bonuses, or relocation expense reimbursements. To the extent that the bonus payment provisions (i.e., post-termination bonus payments) provided in this Agreement differ from the provisions of the Company’s incentive bonus plans (currently the Incentive Compensation Plan) or any replacement plans, such bonus payments shall be paid pursuant to the provisions of this Agreement except to the extent expressly prohibited by law. Except as provided by Section 22 [Compliance with Section 409A], no provision of this Agreement may be amended or modified except in a document signed by the Executive and such person as may be designated by the Company. No waiver by the Executive or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time. To the extent that this Agreement is in any way deemed to be inconsistent with any prior or contemporaneous compensation and benefits summary, stock option, restricted stock, performance share or other equity compensation award agreements between the parties, or term sheet referencing such specific awards, the terms of this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be modified to comply with any federal securities law or rule or any NASDAQ listing rule adopted to comply therewith.
16.     Governing Law - Severability. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state in which the Executive’s principle place of employment described in Section 3 is located without reference to that state’s choice of law rules. If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
17.     Mitigation. In the event the Executive’s employment with the Company terminates for any reason, the Executive shall not be obligated to seek other employment following such termination. However, any amounts due the Executive under Sections 8(a)(i); 8(a)(ii); 8(a)(vii); 8(e)(i) (a), (b), (d) or (e) shall be offset by any cash remuneration, health care coverage and/or estate planning reimbursements attributable to any subsequent employment or consulting/independent

EXHIBIT 10.1

contractor arrangement that the Executive may obtain during the period of payment of compensation under this Agreement following the termination of the Executive’s employment with the Company.
18.     Withholding. All payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing price per share as reported on the securities exchange constituting the primary market for the Company’s stock on the date preceding the date the withholding is determined.
19.     Arbitration. The Company and Executive shall resolve all disputes or claims relating to or arising out of the parties' employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination) in accordance with the Company's then-current Dispute Resolution Agreement ("Arbitration Agreement"). In the event that Executive has not signed the Arbitration Agreement, the Executive and the Company hereby mutually agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in the city in which the Executive’s principal place of employment is located by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (which can be found at www.adr.org under "Rules & Procedures"), provided, however, that nothing in this arbitration provision or the Arbitration Agreement shall prevent either the Executive or the Company from seeking interim or temporary injunctive or equitable relief from a court of competent jurisdiction pending arbitration.
If there is termination of the Executive’s employment with the Company followed by a dispute as to whether the Executive is entitled to the benefits provided under this Agreement, then, during the period of that dispute the Company shall pay the Executive 50% of the amount specified in Section 8 hereof (except that the Company shall pay 100% of any insurance premiums provided for in Section 8), if, and only if, the Executive agrees in writing that if the dispute is resolved against the Executive, the Executive shall promptly refund to the Company all such payments received by, or made by the Company on behalf of, the Executive. If the dispute is resolved in the Executive’s favor, promptly after resolution of the dispute the Company shall pay the Executive the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.
20.     Attorney’s Fees. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.
21.     Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that the Executive shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and the legal representative of the Executive’s estate shall not be precluded from assigning any right

EXHIBIT 10.1

hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives and, the Company and its successors.
22.     Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)    Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 8 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 8 upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 8. All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Health Care and Estate Planning Benefits. In the event that all or any of the health care or estate planning benefits to be provided pursuant to Sections 8 (a)(vii); 8(e)(i) (d) or 8(e)(i) (e) as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the health care premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the

EXHIBIT 10.1

Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.
(d)    Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Any stock based compensation which vests and becomes payable upon a Change in Control in accordance with Section 8(e)(i) shall not be subject to this Section 22(d).
(e)    Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(f)    Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(g)     Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. The Executive acknowledges that (i) the provisions of this Section 22 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or

EXHIBIT 10.1

consent of the Executive. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Code Section 409A.
23.     Future Equity Compensation. The Executive understands and acknowledges that all awards, if any, of stock options, restricted stock, performance shares and other forms of equity compensation by the Company are made at the sole discretion of the Board or such other committee or person designated by the Board. The Executive further understands and acknowledges, however, that unless the Executive has executed this Agreement and each successive amendment extending the Initial Term or any subsequent Renewal Term of the Agreement as may be agreed to by the Company and the Executive, it is the intention of the Board and the Executive that, notwithstanding any continued employment with the Company, (a) the Company shall have no obligation to grant any award of stock options, restricted stock, performance shares or any other form of equity compensation which might otherwise have been granted to the Executive on or after the intended commencement of the Initial Term or such successive Renewal Term for which the Executive has failed to sign the Agreement or the applicable Term of Employment extension amendment and (b) any such award which is nevertheless granted to the Executive after the intended commencement of the Initial Term or Renewal Term for which the Executive has failed to sign such Agreement or applicable extension amendment shall not vest unless and until the Executive has executed the Agreement or applicable extension amendment, notwithstanding the provisions of any agreement evidencing such award to the contrary.
IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the date and year first above written.

ROSS STORES, INC.	EXECUTIVE

/s/Barbara Rentler	/s/Brian Morrow
By: Barbara Rentler	By: Brian Morrow
Chief Executive Officer	President and Chief Merchandising Officer

EXHIBIT 10.1
Exhibit A to Executive Employment Agreement

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This is an Agreement between ______________ (“Executive”) and Ross Stores, Inc. (“Ross”). The parties agree to the following terms and conditions:

1.	Executive ______________ employment with Ross effective ______________ (the “Separation Date”).

2.	Any inquiries by prospective employers or others should be referred to Ross’ third party provider The Work Number, phone number 1-800-367-5690 or http://www.theworknumber.com.

3.
Executive understands that the Executive Employment Agreement, effective _______ (“Executive Agreement”), requires Executive to execute this General Release as a condition to receiving cash payments, benefits and equity as may be provided under the terms of the Executive Agreement.

4.
In consideration for Ross’ promises herein, Executive knowingly and voluntarily releases and forever discharges Ross, and all parent corporations, affiliates, subsidiaries, divisions, successors and assignees, as well as the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, judgments, promises, agreements, obligations, damages, losses, costs, expenses (including attorneys’ fees) or liabilities of whatever kind and character, known and unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date hereof, including but not limited to any alleged causes of action for:

•	Title VII of the Civil Rights Act of 1964, as amended

•	The National Labor Relations Act, as amended

•	The Civil Rights Act of 1991

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended

•	The Employee Retirement Income Security Act of 1974, as amended

•	The Immigration Reform and Control Act, as amended

•	The Americans with Disabilities Act of 1990, as amended

•	The Age Discrimination in Employment Act of 1967, as amended

•	The Occupational Safety and Health Act, as amended

•	The Sarbanes-Oxley Act of 2002

•	The United States Equal Pay Act of 1963

•	The New York State Civil Rights Act, as amended

•	The New York Equal Pay Law, as amended

•	The New York State Human Rights Law, as amended

•	The New York City Administrative Code and Charter, as amended

•	The New York State Labor Law, as amended

Executive's Initials	Ross' Initials
1

EXHIBIT 10.1
Exhibit A to Executive Employment Agreement

•	The Retaliation Provisions of the New York State Workers Compensation Law and the New York State Disability Benefits Law, as amended

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance

•	Any public policy, contract, tort, or common law

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters

5.
This Agreement does not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission, although by signing this Agreement Executive waives his or her right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his or her behalf under any federal or state discrimination law, except where prohibited by law. Executive agrees to release and discharge Ross not only from any and all claims which he or she could make on his or her own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against Ross may arise, in whole or in part, from any event which occurred as of the date of this Agreement. Executive agrees to pay for any legal fees or costs incurred by Ross as a result of any breach of the promises in this paragraph. The parties agree that if Executive, by no action of his or her own, becomes a mandatory member of any class from which he or she cannot, by operation of law or order of court, opt out, Executive shall not be required to pay for any legal fees or costs incurred by Ross as a result.

6.
Executive affirms that he or she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he or she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him or her, except as provided in this Agreement. Executive furthermore affirms that he or she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, including any under the Family and Medical Leave Act or any other leaves authorized by federal or state law, and that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, executive human resources representative or agent of Ross Stores and has no knowledge of any such improper, unethical or illegal conduct or activities. Executive additionally represents and affirms that during the course of employment at Ross, Executive has taken no actions contrary to or inconsistent with Executive’s job responsibilities or the best interests of Ross’ business.

7.
The parties expressly acknowledge that those certain employment obligations set forth in the Executive Agreement, including but not limited to all obligations set forth in Paragraph 9 of the Executive Agreement, shall remain in full force and effect for the time period(s) specified in the Executive Agreement.

Executive's Initials	Ross' Initials
2

EXHIBIT 10.1
Exhibit A to Executive Employment Agreement

8.
Executive agrees that this is a private agreement and that he or she will not discuss the fact that it exists or its terms with anyone else except with his or her spouse, attorney, accountant, or as required by law. Further, Executive agrees not to defame, disparage or demean Ross in any way (excluding actions or communications expressly required or permitted by law).

9.
Any party to this Agreement may bring an action in law or equity for its breach. Unless otherwise ordered by the Court, only the provisions of this Agreement alleged to have been breached shall be disclosed.

10.
This Agreement has been made in the State of New York and the law of said State shall apply to it. If any part of this Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if no invalid part existed.

11.
This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except for any confidentiality, trade secrets and inventions agreements previously entered into with the company (which will remain in full force and effect), and may not be modified except in a writing agreed to and signed by both parties, providing however that Employer may modify this form of agreement from time to time solely as needed to comply with federal, state or local laws in effect that the time this Agreement is to be executed. Executive acknowledges that he or she has not relied on any representations, promises, or agreements of any kind made to him or her in connection with his or her decision to accept this Agreement except for those set forth in this Agreement.

12.
Executive further agrees to make him or herself available as needed and fully cooperate with Ross in defending any anticipated, threatened, or actual litigation that currently exists, or may arise subsequent to the execution of this Agreement.  Such cooperation includes, but is not limited to, meeting with internal Ross employees to discuss and review issues which Executive was directly or indirectly involved with during employment with Ross, participating in any investigation conducted by Ross either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding by both depositions or a witness at trial, reviewing documents and similar activities that Ross deems necessary. Executive further agrees to make him or herself available as needed and cooperate in answering questions regarding any previous or current project Executive worked on while employed by Ross so as to insure a smooth transition of responsibilities and to minimize any adverse consequences of Executive’s departure.

FOR 40+

13.	Waiver: By signing this Agreement, Executive acknowledges that he or she:
(a)Has carefully read and understands this Agreement;

Executive's Initials	Ross' Initials
3

EXHIBIT 10.1
Exhibit A to Executive Employment Agreement

(b)Has been given a full twenty-one (21) days within which to consider the terms of this Agreement and consult with an attorney of his or her choice, and to the extent he or she executes this Agreement prior to expiration of the full twenty-one (21) days, knowingly and voluntarily waives that period following consultation with an attorney of his or her choice;
(c)Is, through this Agreement, releasing Ross from any and all claims he or she may have against it that have arisen as of the date of this Agreement, including but not limited to, rights or claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §62l, et seq.);
(d)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(e)Knowingly and voluntarily intends to be legally bound by the same;
(f)Is hereby advised in writing to consider the terms of this Agreement and to consult with an attorney of his or her choice prior to executing this Agreement;
(g)Has consulted with an attorney of his or her choosing prior to signing this Agreement;
(h)Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date of this Agreement are not waived;
(i)    Has a full seven (7) days following the execution of this Agreement to revoke this Agreement ("the Revocation Period") in writing and hereby is advised that this Agreement shall not become effective or enforceable until the Revocation Period has expired.

14.	Executive fully understands the final and binding effect of the Agreement. Executive acknowledges that he or she signs this Agreement voluntarily of his or her own free will.

The parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Dated:	By:
("Executive")

Dated:	By:
ROSS STORES, INC. ("Ross")

Executive's Initials	Ross' Initials
4